Exhibit 10.3

IMEDIA BRANDS, INC.

MANAGEMENT INCENTIVE PLAN

In order to provide an additional incentive to eligible employees to contribute to the success of iMedia Brands, Inc. (the “Company”), the Company has adopted this Management Incentive Plan (the “Plan”) under which annual cash bonus awards (the “Awards”) may be provided to eligible employees. As set forth in this Plan, the grant of Awards is within the discretion of the Human Resources and Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), and the payment of these Awards is subject to several contingencies, including the attainment of performance goals approved by the Committee that are based on one or more performance measures described below.

1.       Eligibility. Any employee of the Company or any of its subsidiaries is eligible to participate in the Plan. The Committee will designate those employees who are to be participants in the Plan for each calendar year performance period. Designation by the Committee as a participant for a specific performance period does not confer on an employee the right to participate in the Plan during any other performance periods.

2.       Grant of Performance Awards. The Committee will designate which employees may participate in the Plan and be granted Awards for each performance period. Awards may be granted to participants in such amounts and on such terms as may be determined by the Committee, consistent with the terms of the Plan. At the time an Award is made, the Committee will specify the terms and conditions that will govern the Award, which will include that the Award will be earned upon, and to the extent that, one or more performance goals based on one or more of the performance measures specified in Section 3 have been attained over the course of the applicable performance period. Different terms and conditions may be established by the Committee for different Awards and for different participants. The terms of individual Awards will be set forth in such written or electronic notices as the Committee may prescribe.

3.       Performance Measures. The performance measures upon which performance goals applicable to Awards under the Plan may be based shall be one or a combination of two or more of the following: revenues; gross profit; income from operations; net income; earnings before income taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings before interest, taxes, depreciation, amortization and share-based compensation expense; earnings before interest, taxes, depreciation and amortization, excluding non-operating gains (losses), executive and management transition costs, contract termination costs, business development and expansion costs, loss on debt extinguishment, and non-cash share-based compensation expense; net income per share (basic or diluted); profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on investment and return on revenues or gross profit) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenues or gross profit; cash flow; market share; margins (including, but not limited to, one or more of gross, operating and net earnings margins); stock price; total shareholder return; asset quality; non-performing assets; revenue growth; cash flow per share; operating assets; balance of cash, cash equivalents and marketable securities; improvement in or attainment of expense levels or cost savings; economic value added; improvement in or attainment of working capital levels; employee retention; customer satisfaction; and implementation or completion of critical projects. Any performance measure utilized may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate, group, unit, division, subsidiary or individual performance.

4.       Adjustments to Performance Measures or Goals. In connection with establishing or applying the performance goals applicable to any performance period, the Committee may adjust the performance goals or the performance measures on which they are based to equitably reflect, in the Committee’s judgment, the impact of (i) events during the performance period that are unusual in nature or infrequently occurring (including, but not limited to, acquisitions, divestitures, restructuring activities or asset write-downs), (ii) changes in applicable tax laws or accounting principles, or (iii) equity restructurings, reorganizations or other changes in corporate capitalization.

5.       Determination of Award Amounts Payable. Following the completion of each performance period, the Committee will determine the degree to which the applicable performance goals were attained and the corresponding Award amounts that would be payable to participants based on such attainment. The Committee is authorized, in its sole and absolute discretion and based on such factors as it deems relevant, to increase or decrease (including to zero) the amount of an Award that would otherwise be payable to any participant based on attainment of applicable performance goals.

6.       Payment of Awards. The amount of any Award determined by the Committee to be payable to a participant will be paid to the participant in a lump sum cash payment (less applicable withholding taxes) as soon as practicable following the Committee’s determination of the Award amount, but in no event later than two and one-half months after the end of the calendar year during which the applicable performance period ended. As a condition to receiving any payment of an Award under this Plan, a participant must continue to be employed by the Company or one of its subsidiaries on the date of payment. If a participant’s employment with the Company and its subsidiaries terminates for any reason (whether voluntary, involuntary, as a result of death or disability, or with or without cause) at any time prior to the date of payment, no payment under the Plan will be made.

7.       Administration. The Committee shall have power to make Awards and to determine when and to whom Awards will be granted, and the form, amount and other terms and conditions of each Award, subject to the provisions of this Plan. The Committee shall have the authority to interpret this Plan and any Award made under this Plan, to establish, amend, waive and rescind any rules relating to the administration of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent it shall deem desirable. The determinations of the Committee in the administration of this Plan shall be final, binding and conclusive. The Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to participants or eligible employees who are not executive officers of the Company, to one or more executive officers of the Company.

8.       Miscellaneous.

(a)       Effective Date and Term. The Plan shall become effective as of April 14, 2020, and shall remain in effect until it has been terminated pursuant to Section 8(d).

(b)       No Right to Employment. Nothing in the Plan or any Award notice constitutes or implies (i) any obligation or undertaking to employ or retain a participant for any period of time or in any position, or (ii) any limitation on the right of the Company to terminate a participant’s employment at any time with or without notice or cause.

(c)       Tax and Other Withholding. Any payments under the Plan will be subject to withholding of all taxes and other amounts required by law to be withheld or paid to others. The Company may, in its discretion and to the full extent permitted by law, apply a payment otherwise payable to a participant under the Plan to pay any amounts, debts or claims owed to the Company by such participant, until all such amounts, debts and claims are paid in full.

(d)       Amendment, Modification and Termination of the Plan. The Board or Committee may at any time terminate, suspend or modify the Plan and the terms and provisions of any Award to any participant which has not yet been paid. No Award may be granted during any suspension of the Plan or after its termination.

(e)       Unfunded Plan. The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. No participant shall, by virtue of this Plan, have any interest in any specific assets of the Company.

(f)       Other Benefit Programs. Payments received by a participant under an Award made pursuant to the Plan shall not be deemed a part of the participant’s regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines otherwise.

(g)       Governing Law. The Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles, and shall be construed accordingly.

(h)       Non-Transferability. No Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily.